For Period ended 07/31/02                                             All Series
File Number 811-2429

Sub-Item 77L:  Changes in accounting principles and practices
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New footnote  disclosures have been included in the Funds' financial  statements regarding the new provisions outlined in the revised AICPA Audit Guide for Investment Companies, effective for fiscal years beginning after December 15, 2000.

 - As indicated in the notes of the financial statements, the Funds, effective April 1, 2001, adopted the new requirements of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing market discounts on debt securities. Disclosure of the change in accounting principle and its impact are included in the notes to the respective funds' financial statements.

 - In accordance with the new AICPA Audit Guide, the notes require disclosure regarding the tax character of undistributed ordinary income, undistributed long-term capital gains, capital loss carryforwards, and unrealized appreciation (depreciation). The Funds disclosed the tax basis components of distributable earnings paid during 2002 and 2001.